Exhibit 15.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Minera Escondida Limitada:

We consent to the incorporation by reference in the registration statements (No. 33-46865, 333-8270, 333-13988, 333-10156 and 333-7328) on Form S-8 of Rio Tinto plc of our report dated October 15, 2006, with respect to the balance sheets of Minera Escondida Limitada as of June 30, 2006 and 2005 and the related statements of income, equity and cash flows for the years then ended, which report appears in the December 31, 2006, annual report on Form 20-F of Rio Tinto plc and Rio Tinto Limited.

/s/ KPMG Ltda
KPMG Ltda
Santiago, Chile

June 27, 2007